THIRD AMENDMENT TO

         AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF

                 JMB ENCINO PARTNERSHIP, L.P.


     THIS AMENDMENT made and entered into as of April 24, 1996, by and between JMB FIRST FINANCIAL ASSOCIATES, an Illinois general partnership (sometimes herein referred to as "Investor" or "General Partner"), and ENCINO PLAZA, a California general partnership (sometimes herein referred to as "Venturer" or "Limited Partner").

     WITNESSETH THAT WHEREAS:

     A. Investor and Venturer are the sole partners of JMB Encino Partnership, a California general partnership (the "Partnership"), governed pursuant to that certain agreement (herein called the "Amended and Restated Agreement") captioned, "Partnership Agreement of JMB Encino Partnership", dated May 20, 1987, by and among Investor and Jack Shine, Joel Shine and David Bock (said Jack Shine, Joel Shine and David Bock having thereafter assigned their interest to Venturer), said Amended and Restated Agreement amended by that certain agreement (herein called the "First Amendment to Amended and Restated Agreement"), captioned, "Amendment to Partnership Agreement", dated March 1, 1992, between Investor and Venturer, said Amended and Restated Agreement further amended by that certain agreement (herein called the "Second Amendment to Amended and Restated Agreement"), captioned, "Second Amendment to Partnership Agreement", dated January 1, 1993, between Investor and Venturer. As used herein, "Partnership Agreement" means the Amended and Restated Agreement, as amended by the First Amendment to Amended and Restated Agreement, and as further amended by the Second Amendment to Amended and Restated Agreement.

     B. Investor and Venturer desire to convert the Partnership from a general partnership to a limited partnership governed by California law, and to make various amendments to the Partnership Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby convert the Partnership into a limited partnership organized under California law and do hereby amend the Partnership Agreement as follows:

     1. Section 1.1 of the Partnership Agreement is amended by adding the following sentence thereto:

     "From and after the date of filing (the 'Conversion Date') by Investor of a Certificate of Limited Partnership (the "Certificate of Limited Partnership") for the Partnership in the Office of the California Secretary of State in accordance with Section 15621 of the California Revised Limited Partnership Act, the Partnership shall be and become a limited partnership under the California Revised Limited Partnership Act, as adopted in the State of California."

     2. Section 1.2 of the Partnership Agreement is amended by adding the following sentence thereto:

     "From and after the Conversion Date, the name of the Partnership shall be JMB Encino Partnership, L.P."

     3. Section 1.8J of the Partnership Agreement (the definition of "Investor Gross Return Calculation Account") is hereby amended by adding the following language to the first sentence thereof, immediately prior to the period ending such sentence:

     "and (vi) the Investor Gross Return Calculation Account balance shall be increased as of the date of each contribution by Investor under this Agreement made on or after Conversion Date, by the amount of such contribution."

     4. Section 1.8K of the Partnership Agreement (the definition of "Investor Net Contribution Account") is hereby amended by adding the following language to the first sentence thereof, immediately prior to the period ending such sentence:

     "and (vii) the Investor Net Contribution Account balance shall be increased as of the date of each contribution by Investor under this Agreement made on or after Conversion Date, by the amount of such contribution."

     5.   The following Section 1.10 is hereby added to the Partnership
Agreement:

          "Section 1.10. General Partner and Limited Partner. From and after the Conversion Date, Investor shall be the general partner (the 'General Partner') of the Partnership, and Venturer shall be the limited partner (the 'Limited Partner') of the Partnership. Venturer is no longer a general partner of the Partnership, and its sole and only interest in the Partnership is as a limited partner."

     6.   The following Section 3.11 is hereby added to the Partnership
Agreement:

          "Section 3.11. Contributions after Conversion Date. Notwithstanding anything in this Agreement to the contrary, from and after the Conversion Date, neither Venturer nor Investor shall have any obligation to make contributions to the Partnership; without limitation on the generality of the foregoing, from and after Conversion Date, neither Venturer nor Investor shall have any obligation to make contributions under
Sections 3.4 or 3.5 hereof.   However, Investor shall have the right (but
not the obligation) to make contributions to the Partnership after Conversion Date, including, but not limited to, contributions in order to reduce the amount of debt of the Partnership and contributions to pay Negative Cash Flow. Venturer shall have no right to make contributions to the Partnership after Conversion Date, except pursuant to Section 3.6 hereof and except pursuant to Article 'V' of Exhibit 'A' hereof."

     7.   The following Section 3.12 is hereby added to the Partnership
Agreement:

          "Section 3.12. Loan by Investor. Without limitation of the provisions of Section 3.8 hereof, Venturer and Investor acknowledge that on October 31, 1995, Investor made a loan in the original principal amount of $4,000,000 (the "Investor $4,000,000 Advance") to the Partnership, with interest accruing at the Applicable Rate. Concurrently with the execution hereof, the Partnership shall pay (or cause to be paid) to Investor all accrued and unpaid interest with respect to the Investor $4,000,000 Advance. The remaining unpaid indebtedness with respect to the $4,000,000 Advance shall be deemed repaid upon delivery by the Partnership, concurrently with the execution hereof, of a promissory note in the original principal amount of $4,000,000, dated as of one calendar day after the Conversion Date, duly executed on behalf of the Partnership, in the form of Exhibit "C" attached hereto and made a part hereof (the 'Investor $4,000,000 Note'). Without limitation of the provisions of Section 3.8 hereof, the loan (the 'Investor $4,000,000 Loan') evidenced by the Investor $4,000,000 Note, together with interest thereon, shall be repaid before any distribution of Net Cash Receipts, Net Sale Proceeds or Net Financing Proceeds shall be made under Article IV hereof. The written notice to Venturer dated October 18, 1995, with respect to the required additional contribution in the amount of $2,000,000 to be made by Venturer to the Partnership is hereby rescinded, and shall be of no force and effect."

     8.   The following Section 4.7 is hereby added to the Partnership
Agreement:

          "Section 4.7. Status of Certain Accounts. The parties acknowledge that, as of the Conversion Date, the Venturer Minimum Return is zero, the balance of the Venturer Return Shortfall Account is zero, and the balance of the Venturer Special Contribution Account is zero, and, accordingly, there will be no distributions of any kind made after Conversion Date under Sections 4.1A, 4.1C, 4.2A or 4.2B of this Agreement."

     9. Section 5.2 of the Partnership Agreement (captioned, "Sale or Financing of Business Property") is amended as follows:

          A. Sections 5.2B and 5.2C of the Partnership Agreement are hereby deleted.

          B. The first sentence of Section 5.2A is hereby amended to read in its entirety as follows:

     "Without limitation on the provisions of Section 5.1 hereof, but subject to the provisions contained in Section 5.2D hereof, Investor shall have the sole and unrestricted right and discretion to determine all matters in connection with any sale or financing (including any refinancing) of the Business Property or any part thereof, including, but not limited to, whether or not a sale or financing shall be made, whether, when and to what extent any then existing loans or financing shall be discharged, the sale price, the terms of such sale or financing and the identity of the purchaser or lender. Notwithstanding the foregoing, in the event that Investor causes the Business Property to become subject to any refinancing or new financing after the date hereof, such refinancing or financing shall be non-recourse as to the Partnership and its partners.
Any guaranty by Venturer of such financing (including any refinancing) of the Business Property or any part thereof shall be at the sole and absolute discretion of Venturer."

          C. Section 5.2D of the Partnership Agreement is hereby amended to read in its entirety as follows:

               "D. (1) In no event shall Venturer have the right to cause the Business Property to be sold (all rights as to sale and financing being vested solely in Investor). Notwithstanding the provisions of
Section 5.2A above, Investor shall not cause the closing of any sale of the Business Property to occur before January 1, 1997. Any sale shall be subject to the right of first offer set forth in paragraph D(2) below, unless there has been a 'False Start', in which event the provisions of paragraph D(2) shall cease to apply and any sale thereafter shall not require compliance with said paragraph D(2). As used herein, 'False Start' means any of the following: (i) the failure by Venturer to deliver the 'Required Letter of Credit' (as defined below) to Investor within 45 days after the Election Notice is given; (ii) the delivery by Venturer of a 'No Financing Notice' (as defined below); or (iii) the execution by Venturer of the 'Property Purchase Agreement' (as defined below) and the failure by Venturer for any reason to consummate the purchase of the Business Property on or before the 'Outside Sale Date' (as defined below), other than on account of the failure by Investor to cause the Partnership to deliver to 'Title Company' under the Property Purchase Agreement the 'Deed' and 'Assignment and Assumption Agreement' prior to the Outside Sale Date. (The terms 'Title Company', 'Deed' and 'Assignment and Assumption Agreement' are defined in the Property Purchase Agreement.)

                    "(2) In the event that Investor desires to consummate a sale of the Business Property, and there has not been a False Start, Investor shall give written notice ('Proposed Sale Notice') to Venturer setting forth the 'Basic Property Sale Terms' on which Investor desires to cause the Partnership to sell the Business Property, accompanied by a purchase agreement (the "Property Purchase Agreement") in the form of Exhibit "D", hereunto annexed and made a part hereof, revised by Investor to reflect the Basic Property Sale Terms and the Outside Sale Date. As used herein, 'Basic Property Sale Terms' means the proposed purchase price, and the maximum amount of, and the responsibility for, expenses (including real estate commissions) to be paid by the Partnership in connection with such transaction. Venturer shall have 30 days after the giving of the Proposed Sale Notice to elect to acquire the Business Property on the terms and conditions set forth in the Proposed Sale Notice (such election to be made by giving written notice ['Election Notice'] of the same to Investor within such 30-day period, which notice must be accompanied by the two copies of the Property Purchase Agreement in the form sent to Venturer by Investor, each duly executed by Venturer). Failure by Venturer to execute and return the two copies of the Property Purchase Agreement together with said Election Notice shall mean that no Election Notice was given.
'Outside Sale Date' means the date which is 120 days after the date on which the Proposed Sale Notice is given, unless such 120th day is not a business day, in which event the Outside Sale Date shall be the first business day after such 120th day. Provided that Venturer shall not be in material default in the performance of any term, covenant or provision of the Property Purchase Agreement, Venturer shall have the right to extend the Outside Sale Date to the next day which is 30 days after the originally scheduled Outside Sale Date (or if such day is not a business day, then the next succeeding business day thereafter) upon delivery to Investor on or before the close of business on the originally scheduled Outside Sale Date of (i) written notice of Venturer's election to so extend the Outside Sale Date, and (ii) an additional letter of credit ('Additional Letter of Credit') in an amount equal to 1% of the aggregate purchase price under the Basic Property Sale Terms, and otherwise in compliance with all of the requirements applicable to the 'Required Letter of Credit' (as defined below).

                         "(a) If, in response to a Proposed Sale
Notice, Venturer shall timely exercise the option to acquire the Business
Property:

                                   "(i)  Investor shall, within 10
days after Investor's receipt of the Election Notice, execute on behalf of the Partnership and deliver to Venturer one copy of the Property Purchase Agreement.

                                   "(ii)  Venturer shall deliver to
Investor, within the 45 days after the date on which the Election Notice was given, a letter of credit ('Required Letter of Credit') in an amount equal to 2% of the aggregate purchase price under the Basic Property Sale Terms, and complying with each and all of the following requirements: such letter of credit must be a clean, irrevocable letter of credit, issued by Bank of America or another major national bank reasonably satisfactory to Investor, for the benefit of the Partnership, with an expiration date no sooner than 180 days after the date on which the Election Notice is given, providing, in substance, that the bank issuing such letter of credit shall honor the same upon presentment of such letter of credit together with a statement of Investor on behalf of the Partnership that the Partnership is entitled to the sum so drawn; the form and substance of such letter of credit shall be reasonably satisfactory to Investor. There shall be no other conditions limiting the Partnership's right to draw upon the Required Letter of Credit. Failure by Venturer to deliver to Investor the Required Letter of Credit within 45 days after the date on which the Election Notice was given shall constitute a False Start, and Venturer shall have no right to purchase the Business Property (but Venturer shall not otherwise be liable to the Partnership on account of Venturer's failure to have delivered the Required Letter of Credit).

                                   "(iii) As more particularly set
forth in the Property Purchase Agreement, Venturer shall have the right within the first 60 days following the giving of the Proposed Sale Notice to terminate its obligation to purchase the Business Property by giving written notice ('No Financing Notice') to Investor stating that Venturer has in good faith sought financing for its purchase of the Business Property and has been unable to obtain a commitment for the same on terms reasonable satisfactory to Venturer. As more particularly set forth in Property Purchase Agreement, if a No Financing Notice is timely given by Venturer, the Required Letter of Credit shall be returned to Venturer. However, the giving of the No Financing Notice shall constitute a False Start, and Venturer shall have no right to purchase the Business Property.

                                   "(iv)  As is more particularly
set forth in the Property Purchase Agreement, Venturer shall have the right (in lieu of purchasing the Business Property) to purchase on or before the Outside Sale Date the interest of Investor in the Partnership; the purchase price of Investor's partnership interest and the terms of such purchase will be such as will produce for Investor the same consideration at the same time or times as Investor would have received if the Partnership had sold the Business Property for the Basic Property Sale Terms and the proceeds of such sale and the other assets of the Partnership had been distributed to the Partners in accordance with the provisions of this Agreement.

                         "(b)  In the event that Investor has given a
Proposed Sale Notice and Venturer fails to give an Election Notice within 30 days after the giving of the Proposed Sale Notice, then, so long as a False Start has not occurred, the following restriction will apply to Investor's right to cause the Partnership to sell the Business Property:
Investor may cause the Business Property to be sold to a third party at any time within a nine-month period that commences on the first day after the giving of the Proposed Sale Notice for a purchase price which is 'reasonably comparable' to the Partnership as the Basic Property Sale Terms set forth in the Proposed Sale Notice, but if a sale for such purchase price and on such terms shall not be consummated within said nine-month period, then Venturer's rights of notice and purchase hereunder shall continue with respect to any new sale which Investor proposes to make. However, if a False Start occurs, Venturer shall have no further rights of notice or purchase. A sale shall be deemed 'reasonably comparable' to that set forth in the Proposed Sale Notice if the net purchase price is not less than 90% of the purchase price named in the Proposed Sale Notice. The purchase contract between Investor and the third party need not be in the form of the Property Purchase Agreement which accompanied the Proposed Sale Notice, but may, without limitation, include additional representations and warranties, closing conditions, inspection periods and covenants, and provisions for portions of such purchase price to be paid on a deferred basis (even though Venturer would have been required to pay all cash had it given the Election Notice) all as determined by Investor on behalf of the Partnership in Investor's sole discretion."

     10.  The following Section 5.7 is hereby added to the Partnership
Agreement:

          "Section 5.7.  Marketing of Investor's Interest.

          "A. Exclusive Marketing Period. Venturer shall have the exclusive right through and including June 21, 1996 (such date being referred to hereinafter as the 'Outside Solicitation Date'), to solicit and procure bona fide offers from third parties (individually, a 'Purchaser') to purchase Investor's entire interest in the Partnership (but not less than Investor's entire interest) (such interest being referred to hereinafter as the 'Investor Interest'), in accordance with, and subject to, the terms and conditions hereinafter set forth. Venturer shall have no right after the Outside Solicitation Date to solicit or procure offers from third parties to purchase the Investor Interest. Venturer may have a financial interest in any entity that is a Purchaser, provided that Venturer shall disclose such interest (and describe in sufficient detail the relationship between Venturer and such entity) upon submission of the name of such entity as a potential Purchaser to Investor."

          "B. Terms of Offer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Investor be obligated to accept, reject, negotiate or discuss the terms of sale of the Investor Interest with any individual or entity at any time, except as expressly provided in this Section 5.7. In the event that Venturer shall deliver (or cause to be delivered) to Investor on or before the Outside Solicitation Date a bona fide letter of intent with respect to the purchase of the Investor Interest duly executed by a prospective Purchaser approved in writing by Investor as provided herein, and setting forth each of the 'Investor Interest Basic Terms' (as defined below) (such letter of intent being referred to hereinafter as an 'Acceptable Letter of Intent'), then Investor shall in good faith undertake to enter into an 'Investor Interest Purchase Agreement' (as defined below) with such Purchaser and to close the transactions contemplated thereby in accordance with the terms thereof; provided that, Investor shall not be liable or responsible to Venturer for
(i) any act or omission of any such Purchaser (including, without limitation, any such Purchaser's failure to close the transactions contemplated by any Acceptable Letter of Intent), or (ii) for the parties' failure to agree upon the final terms, provisions and conditions of the Investor Interest Purchase Agreement if the parties thereto have in good faith attempted to reach agreement thereon in accordance with the provisions of Section 5.7G below."

          "C. Submission of Information. Venturer shall, prior to delivery to any potential Purchaser, prepare and submit to Investor for Investor's approval a marketing package (a 'Marketing Package') containing all of the offering materials and other information to be submitted to such potential Purchaser in connection with Venturer's marketing of the Investor Interest, and the name of the proposed Purchaser, together with a reasonably detailed statement identifying and describing in reasonable detail its direct and indirect constituent investors, principals, members and partners. In no event shall Venturer deliver or make available a Marketing Package (or any other offering materials or other information in connection with the Investor Interest) to any person or entity unless Investor shall first have approved in writing (1) the form and content of the Marketing Package (or other materials or information), and Investor reserves the right to withhold its approval thereof in Investor's reasonable discretion, and (2) the person or entity to whom Venturer desires to submit such approved Marketing Package, and Investor reserves the right to withhold its approval thereof in Investor's reasonable discretion. Without limitation of the foregoing, in no event shall Venturer deliver (or cause to be delivered) a Marketing Package to more than six potential Purchasers. Investor shall approve or disapprove in writing the contents of any Marketing Package and any persons to whom a Marketing Package shall be submitted within five (5) business days after Investor's receipt of such Marketing Package or the name and description of the proposed Purchaser, as the case may be; provided that, in the event that Venturer shall desire to substitute one proposed recipient of the Marketing Package for a person or entity already approved by Investor, Investor shall approve or disapprove in writing such substitute recipient to whom a Marketing Package shall be submitted within two (2) business days after Investor's receipt of the request therefor. Investor's failure to disapprove in writing the contents of any Marketing Package or any persons to whom a Marketing Package shall be submitted within five (5) business days after Investor's receipt of such Marketing Package or the name and description of the proposed Purchaser, as the case may be, shall be deemed Investor's approval of the same. If Investor approves the contents of any Marketing Package, Venturer may deliver such Marketing Package to any Purchaser approved by Investor as provided herein. If Investor disapproves the contents of any Marketing Package or any persons to whom a Marketing Package shall be submitted, Investor shall provide a reasonably detailed explanation of the reasons for such disapproval concurrently with its delivery of the disapproval notice. Each Marketing Package shall contain a clear and conspicuous disclaimer on the front thereof stating that: (1) Venturer has no right or authority to act on behalf of or to bind Investor in connection with the Investor Interest or any sale thereof, (2) that Venturer's sole authority with respect to the Investor Interest is to solicit offers for the purchase thereof, and (3) Venturer has no authority, implied or expressed, to execute any document or agreement on Investor's behalf, or to otherwise bind or commit Investor to any action or in any other manner. Venturer may, in its good faith judgment, and subject to the indemnification obligation set forth in subsection E below, omit one or more approved materials or items from any Marketing Package in connection with the delivery of such Marketing Package to any proposed Purchaser."

          "D. Confidentiality Agreement. As a condition to Venturer's right to deliver a Marketing Package to any person, Venturer shall require each such person to execute, simultaneously with such delivery, a confidentiality agreement (in form and substance reasonably acceptable to Investor), and Venturer shall promptly following such delivery furnish to Investor an original of the confidentiality agreement signed by each such person. It is the intent of Investor and Venturer to limit disclosure of the Marketing Package to seriously interested, financially responsible parties capable of consummating a purchase of the Investor Interest, and to Venturer's accountants, financial advisors, attorneys and similar professionals, and Venturer shall act accordingly. Such confidentiality agreement shall not preclude disclosure or dissemination of information that is within the public domain. By way of example, and without limitation of the foregoing, such confidentiality agreement shall not preclude disclosure or dissemination of information that is of public record or that can be gathered by the general public from observation of the Business Property from locations open to the general public."

          "E. Notice to Potential Purchasers. Prior to or concurrently with delivery of any Marketing Package to any potential Purchaser, Venturer shall inform each such Purchaser in writing that Venturer has no right or authority to act on behalf of or to bind Investor in connection with the Investor Interest or any sale thereof, and that Venturer's sole authority with respect thereto is to solicit offers in connection therewith.
Venturer shall have no authority, implied or expressed, to execute any document or agreement on Investor's behalf, or to otherwise bind or commit Investor to any action or in any other manner. Venturer shall indemnify and hold Investor (and all direct and indirect partners in Investor, and their respective advisors, partners, trustees, officers, shareholders, directors, agents, servants, attorneys, contractors, employees, parent and subsidiary corporations and predecessors-in-interest, representatives, successors and assigns) harmless from and against any and all claims, costs, expenses, demands and liabilities incurred or suffered by Investor (or its direct and indirect partners, and their respective advisors, partners, trustees, officers, shareholders, directors, agents, servants, attorneys, contractors, employees, parent and subsidiary corporations and predecessors-in-interest, representatives, successors and assigns) arising out of or in connection with Venturer's breach of its obligations under this subparagraph F, or from any fraud, misrepresentation or nondisclosure by Venturer in connection with the marketing of the Investor Interest. In addition to the foregoing, Venturer shall notify each prospective Purchaser (other than any Purchaser who is a party to an Acceptable Letter of Intent with respect to which negotiations are continuing, or who is a party to an 'Investor Interest Purchase Agreement' (as defined below)) that has been executed and is then in effect) that as of June 21, 1996 Investor will no longer entertain offers with respect to, or further discuss, the sale of the Investor Interest with any parties, and Venturer shall use its best efforts to secure the return of each Marketing Package that has been delivered to all such Purchasers. Venturer shall inform any and all prospective Purchasers in writing of the existence of any prior letter of intent or sale agreement with respect to the Investor Interest then in effect; provided that, in no event shall Venturer shall disclose any of the terms of any letter of intent or any sale agreement or any discussions or negotiations relating thereto to any other prospective Purchaser or any other third party)."

          "F. Extension of Prohibition on Marketing. In the event that Venturer shall deliver (or cause to be delivered) to Investor on or before the Outside Solicitation Date an Acceptable Letter of Intent, then notwithstanding expiration of the Outside Solicitation Date, Investor shall, upon and subject to the posting of the '$300,000 Letter of Credit' (as defined below) by Venturer prior to the expiration of the Outside Solicitation Date continue to refrain from marketing, or soliciting offers from third parties to purchase, the Investor Interest, until the earlier of
(1) the date which is 90 days after the Outside Solicitation Date, (2) termination by any party to an Acceptable Letter of Intent of negotiations with respect to the sale of the Investor Interest or termination by any party of any Investor Interest Purchase Agreement, or (3) the closing of any sale of the Investor Interest. The '$300,000 Letter of Credit' means a letter of credit in an amount equal to $300,000, and otherwise in compliance with all of the requirements applicable to the Required Letter of Credit; provided that the $300,000 Letter of Credit shall have an expiration date no sooner than October 21, 1996. In the event that Venturer shall fail to deliver to Investor the $300,000 Letter of Credit on or before the Outside Solicitation Date, then Investor shall be free to market the Investor Interest after the Outside Solicitation Date (but Venturer shall not otherwise be liable to the Partnership on account of Venturer's failure to have delivered the $300,000 Letter of Credit)."

          "G. Investor Interest Basic Terms. As used herein, 'Investor Interest Basic Terms' means the following:

          (1) A purchase price for the Investor Interest equal to or greater than $13,000,000, plus all net Partnership receipts attributable to that portion of the term of the Partnership prior to the closing date that Investor has not theretofore received, but would have received had all such Net Partnership Receipts been received by the Partnership and distributed under the Partnership Agreement prior to the closing date, plus or minus prorations (defined as the aggregate net debit or credit which would have been paid or received by the Partnership in connection with a sale of the Property as of the Closing Date to a hypothetical, third party purchaser as a result of prorating the following items: (i) rentals (current and delinquent) and other tenant charges and reimbursements, and payments by other persons using or occupying the Property, except that Purchaser shall not receive a credit on account of or by reason of delinquent rents and other unpaid tenant charges; (ii) all real estate taxes and assessments on the Property and with respect to the Partnership's personal property; (iii) prepaid utility charges shall be credited to the Partnership; (iv) prepaid charges in connection with any service contracts, licenses or permits shall be credited to the Partnership; (v) any escrows for taxes or insurance, or maintenance reserves funded by the Partnership, held by the holder of any existing debt on the Property shall be credited to the Partnership; (vi) accrued and unpaid interest on any debt of the Partnership shall be credited to the Purchaser; (vii) all operating expenses (including all charges under all service contracts and agreements) for the Property; and
(viii) prepaid premiums on insurance relating to the Property shall be credited to the Partnership. The Purchaser shall receive a dollar-for-dollar credit against the foregoing purchase price at closing of the sale of the Investor Interest upon repayment to Investor of the principal portion of the Investor $4,000,000 Loan.

     (2) Purchaser shall pay, to the extent applicable: (1) 50% of all city and county documentary transfer taxes payable in connection with the sale of the Investor Interest; (2) 50% of all costs and expenses of any escrow arrangements; (3) all costs and expenses, including premiums, of any title work or coverage beyond that contemplated by a standard form C.L.T.A. owner's title insurance policy ("Owner's Policy"), including the issuance of A.L.T.A. coverage, any extended coverage and any endorsements required by Purchaser, if any, to supplement or modify the Owner's Policy; (4) all costs associated with any financing to be obtained by Purchaser; (5) all payments, charges, financing, prepayment penalties or assumption fees payable to any holder of indebtedness owed by the Partnership; and (6) all payments or sums due or owing to the lessee under the Pepperdine lease with respect to a portion of the Property relating to such lease or the profit participation agreement involving such lessee, which may be or become due or owing to the lessee under the Pepperdine lease or other agreement in connection with the sale of the Investor Interest to Purchaser. Seller shall pay (a) 50% all city and county documentary transfer taxes payable in connection with the sale of the Investor Interest; (b) the cost of obtaining an updated survey for the Property; and (c) the premium applicable to the Owner's Policy (excluding the costs paid by Purchaser pursuant to clause (3) above). All other closing costs not specifically allocated herein shall be paid by Purchaser. Seller and Purchaser shall each pay their respective (i) legal fees and expenses, (ii) share of prorations, and (iii) cost of all opinions, certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder and the cost of all its performances under the Investor Interest Purchase Agreement. Except as specifically set forth above, the purchase price is intended to be a net price to Investor and accordingly all other closing and related costs not described in the foregoing shall be borne by the Purchaser;

          (3) an outside closing date not later than the Outside
Solicitation Date (provided that, such outside closing date may be extended by such Purchaser to a date not later than September 21, 1996 upon and subject to Venturer's delivery to Investor on or before the Outside Solicitation Date of the $300,000 Letter of Credit);

          (4) The Partnership Agreement shall be amended in connection with such sale effective as of the closing date to reflect that, from and after the closing date, Investor is no longer a partner of the Partnership and the Purchaser is admitted to the Partnership as a substituted partner in the place and stead of Investor;

          (5) Not later than 24 hours after opening of the escrow, Purchaser shall deposit the sum of $300,000 in cash or other immediately available funds into the escrow as an earnest money deposit (the "Earnest Money Deposit"); provided that, if at any time after the Outside Solicitation Date the Earnest Money Deposit is contingent or refundable to Purchaser under the terms of the Investor Interest Purchase Agreement (except as such contingency may exist in connection with a termination of the Investor Interest Purchase Agreement by reason of a material default by Investor thereunder), then Venturer shall promptly (but in no event later than June 21, 1996) deliver to Investor (if not previously delivered) the $300,000 Letter of Credit (which $300,000 Letter of Credit shall remain in the possession of Investor until such time as the Earnest Money Deposit becomes noncontingent and nonrefundable to Purchaser). Venturer's failure to promptly deliver the $300,000 Letter of Credit as required under this clause (5) shall entitle Investor, at its option, to terminate the Investor Interest Purchase Agreement by written notice to Purchaser;

          (6) In the event that the sale of the Investor Interest is not consummated for any reason other than failure of satisfaction of a condition to Purchaser's obligations (including, without limitation, the material default of Investor), then recovery of either the (i) Earnest Money Deposit or (ii) if the $300,000 Letter of Credit has theretofore been delivered to and remains in the possession of Investor (in accordance with clause (16)(b) below), the full proceeds of the $300,000 Letter of Credit, shall be Investor's sole remedy under the Investor Interest Purchase Agreement;

          (7) Investor shall represent that the Investor Interest will be free and clear of any liens or claims created by, through or under Investor, except as created by or under the Partnership Agreement, and that (except as may otherwise be disclosed in writing to Purchaser) the Partnership is a California limited partnership, duly formed, validly existing and in good standing under the laws of the State of California. Additionally, each of Investor and Purchaser shall represent and warrant to the other that, except as may be disclosed in writing to the other party prior to or concurrently with the execution of the Investor Interest Purchase Agreement: it has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Investor Interest Purchase Agreement and all documents and agreements to be executed by such party in connection therewith: the execution, delivery and performance of all obligations under the Investor Interest Purchase Agreement and all documents and agreements to be executed in connection therewith have been duly authorized by all necessary action on the part of such party; and that neither the execution, delivery nor performance of all obligations under the Investor Interest Purchase Agreement nor any documents and agreements to be executed by such party in connection therewith will conflict with or result in a material breach by such party of or constitute an event of default under any contract, indenture, instrument, or other agreement (i) by which such party is bound or to which it is now a party, or (ii) which creates a lien on or security interest in the assets of such party. Without limitation of the foregoing, Investor shall deliver to the Purchaser at closing a certificate duly executed by Investor respecting the "non-foreign" status of Investor. [**INVESTOR SHALL GIVE THE FOLLOWING REPRESENTATIONS AND WARRANTIES TO THE PURCHASER (BUT SOLELY TO THE JOINT VENTURE PARTNER OF VENTURER IF VENTURER IS A PRINCIPAL IN THE PURCHASER); PROVIDED THAT, IF FINANCIAL MANAGEMENT GROUP OR AN AFFILIATE OF ENCINO PLAZA OR ANY OF ITS PARTNERS REMAINS THE MANAGER AT THE TIME OF EXECUTION OF THE INVESTOR INTEREST PURCHASE AGREEMENT, THEN INVESTOR SHALL BE REQUIRED TO GIVE THE FOLLOWING REPRESENTATIONS ONLY IF EACH OF MANAGER AND ENCINO PLAZA PROVIDES THE "SALE CERTIFICATE" TO INVESTOR (AS PROVIDED IN THE APRIL 24, 1996 FIRST AMENDMENT TO THE MANAGEMENT AGREEMENT) CONCURRENTLY WITH INVESTOR'S EXECUTION OF THE INVESTOR INTEREST PURCHASE AGREEMENT: In addition, Investor shall make the following representations and warranties to the Purchaser (which representations and warranties shall be made to the present actual knowledge of Andrea Backman [or her replacement as successor portfolio manager for the Property at JMB Realty Corporation], without any duty of inquiry or investigation, and without the imputation of the knowledge of any other person or entity) that, except as may otherwise be disclosed to Purchaser in writing by Investor, the manager for the Business Property or any third party:

               (a) Investor has received no written notice of any soil conditions materially and adversely affecting the Business Property.

               (b) Investor has received no written notice of any material default by any tenant or by the landlord under any tenant lease that remains uncured.

               (c) Investor has received no written notice of any pending or threatened claim, action, litigation, suit, condemnation or other proceeding against the Business Property or against Investor with respect to the Investor Interest, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, and no written notice of any court order, judgment or court decree of any foreign, federal, state or local court or governmental authority or agency which specifically applies to Investor and which affects the ownership or operation of the Business Property.

               (d) Investor has received no written notice from any governmental authority having jurisdiction over the Business Property or from any insurer providing insurance coverage with respect to the Business Property to the effect that the Business Property is not in compliance with applicable laws and ordinances.

               (e) Investor has received no written notice that there are "Hazardous Materials" in or on the Business Property (other than Hazardous Materials used in the ordinary course of the business of a tenant under a written tenant lease [such as gasoline in automobiles or the storage or warehousing of household or normal business items, such as aerosol cans or other common products]). As used herein, a "Hazardous Material" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other similar federal, state or local law, ordinance, rule or regulation applicable to the Business Property.

          (8) Any cause of action with respect to a breach of the representations and warranties by Investor set forth above shall survive for a period of one (1) year from the closing date, at which time such representations and warranties (and any cause of action not then in litigation resulting from a breach thereof) shall terminate. Investor shall have no liability with respect to a breach of the representations and warranties to the extent that Purchaser proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach. **]

There shall be no other representations or warranties by Investor, and the transaction shall otherwise be on an "as-is" basis. [** IF FINANCIAL MANAGEMENT GROUP OR ANOTHER AFFILIATE OF VENTURER OR ANY OF ITS PARTNERS IS NOT THE MANAGER AT THE TIME OF EXECUTION OF THE INVESTOR INTEREST PURCHASE AGREEMENT, THEN INVESTOR SHALL USE GOOD FAITH EFFORTS (AT NO COST TO INVESTOR) TO CAUSE THE THEN-EXISTING THIRD PARTY MANAGER TO GIVE REPRESENTATIONS SUBSTANTIALLY SIMILAR TO THOSE CONTAINED IN THE MANAGER'S SALE CERTIFICATE (AS SET FORTH IN THE APRIL 24, 1996 FIRST AMENDMENT TO THE MANAGEMENT AGREEMENT) FOLLOWING EXECUTION OF THE INVESTOR INTEREST PURCHASE AGREEMENT **]

          (9) As a condition (among others) to Investor's obligations, Investor shall have received at or prior to the closing a written release of Investor's personal liability executed by (i) each lender under a loan relating to secured or unsecured indebtedness of the Partnership, and (ii) the Department of Water & Power;

          (10) Profits and losses of the Partnership for the period from January 1, 1996 through the closing date shall be allocated pursuant to provisions of the Partnership Agreement. Each of Venturer and Purchaser shall ensure that Investor's prior written approval is obtained with respect to any and all tax elections, tax returns and tax audits with respect to any period during which Investor was a partner in the Partnership.
[** VENTURER RESERVES THE RIGHT TO RESTRUCTURE, IN GOOD FAITH, THE INVESTOR INTEREST PURCHASE TRANSACTION TO AVOID PARTNERSHIP TAX TERMINATION, SUCH RESTRUCTURING TO BE AT VENTURER'S SOLE COST AND EXPENSE; PROVIDED THAT SUCH RESTRUCTURING SHALL NOT MATERIALLY INCREASE INVESTOR'S BURDENS, LIABILITIES OR OBLIGATIONS, OR MATERIALLY REDUCE INVESTOR'S RIGHTS AND BENEFITS. VENTURER SHALL PAY ALL OF INVESTOR'S FEES, COSTS AND EXPENSES IN CONNECTION WITH ANY SUCH RESTRUCTURING, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES AND EXPENSES. **]

          (11) No present or future advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in Investor or any entity now or hereafter having a direct or indirect ownership interest in Investor shall have any personal liability, directly or indirectly, under or in connection with the sale of the Investor Interest or any agreement made or entered into in connection therewith.

          (12) The sale of the Investor Interest shall be governed by the laws of the State of California (without regard to conflicts of law).

          (13) Neither Investor nor Purchaser may assign or transfer its rights or obligations under the Investor Interest Purchase Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole and absolute discretion.

          (14) Venturer shall execute and deliver to Investor as a condition to the effectiveness of the agreement a Consent and Joinder to evidence its consent and agreement to the agreement for sale of the Investor Interest.

          (15) Investor shall represent and warrant to Purchaser, and Purchaser shall represent and warrant to Investor, that (except as may be expressly set forth in a writing delivered to the other party) no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by the Investor Interest Purchase Agreement or to its knowledge is in any way connected with such transaction. In the event of a claim for broker's or finder's fee or commissions in connection with such transaction, then Investor shall indemnify and defend Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Investor, and Purchaser shall indemnify and defend Investor from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations hereunder shall survive the closing of the transactions thereunder or the earlier termination of the Investor Interest Purchase Agreement. Notwithstanding the foregoing, nothing contained herein shall prohibit collection of a broker's or finder's fee or commission from Purchaser in connection with the sale of the Investor Interest by Joel Shine, Jack Shine or Encino Plaza or any third party; provided that Purchaser shall indemnify and defend Investor from the same, and that Joel Shine, Jack Shine, Encino Plaza or the third party, as the case may be, execute a waiver of all claims against Investor in connection with any such broker's or finder's fee or commission.

          (16) A provision stating that the form of sale agreement to be used in connection with the sale of the Investor Interest shall contain such other material terms and provisions (collectively, the "Additional Terms") as Investor or Purchaser shall reasonably require (such sale agreement being referred to herein as the 'Investor Interest Purchase Agreement'). In the event that Purchaser reasonably and in good faith determines that any of such Additional Terms proposed by Investor are unreasonable or Investor reasonably and in good faith determines that any of such Additional Terms proposed by Purchaser are unreasonable and the parties are therefore unable to agree upon the Additional Terms of the Investor Interest Purchase Agreement, Investor and such Purchaser will in good faith attempt to resolve any such dispute over the reasonableness of the disputed Additional Terms (a "Dispute") pursuant to the procedures described below:

               (a) If a Dispute over the reasonableness of the disputed Additional Terms cannot be resolved by good faith negotiations, the parties agree to promptly seek to resolve in good faith any such Dispute through mediation, and the parties shall appoint a mutually acceptable member of Judicial Arbitration and Mediation Services or its successor ("JAMS") to mediate the Dispute.

               (b) If a Dispute over the reasonableness of the disputed Additional Terms has not been resolved pursuant to such mediation within 15 days after the initiation of such mediation, then the mediation shall become a binding arbitration, to be conducted in accordance with the following. The JAMS arbitrator (who shall be the same individual as the mediator appointed under subparagraph (a) above) shall investigate the facts and shall hold hearings at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross examination. The sole issue for the arbitrator hereunder shall be whether any remaining disputed Additional Terms proposed by Investor or Purchaser are unreasonable under the circumstances. Purchaser shall have the burden of proving that any disputed Additional Terms proposed by Investor are unreasonable and that any disputed Additional Terms proposed by Purchaser are reasonable. The decision of such arbitrator shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. Under no circumstances shall any decision or award by the arbitrator result in an award of monetary damages or other non-monetary relief other than inclusion of the appropriate Additional Terms in the Investor Interest Purchase Agreement as determined by the arbitrator. Notwithstanding the foregoing, the prevailing party shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees and costs of the arbitrator shall be borne by the nonprevailing party unless, in either case, the arbitrator for good cause determines otherwise (which may take into consideration the number and materiality of the Additional Terms resolved in favor of each party). In resolving any dispute, the arbitrator shall apply the provisions hereof, without varying therefrom in any respect. The parties hereto shall have the right to take discovery pursuant to Section 1283.05 of the California Code of Civil Procedure, subject to the discretion of the arbitrator. The procedures specified herein are the sole and exclusive procedures for the resolution of Disputes between the Purchaser and Investor with respect to the Additional Terms prior to executing the Investor Interest Purchase Agreement. Notwithstanding the foregoing, in no event shall any Dispute or mediation thereof cause the outside closing date under the Investor Interest Purchase Agreement to be extended beyond September 21, 1996; provided that, Investor shall use good faith efforts to resolve promptly any issues subject to mediation or arbitration as provided above.

Investor shall be entitled to retain the Earnest Money Deposit after the removal of all due diligence contingencies to Purchaser's obligations to close under the Investor Interest Purchase Agreement in the event that the transactions contemplated by the Acceptable Letter of Intent or the Investor Interest Purchase Agreement shall fail to close for any reason other than the material default of Investor; provided that, if the transactions contemplated by the Acceptable Letter of Intent or the Investor Interest Purchase Agreement shall fail to close for any reason other than the material default of Investor and an Earnest Money Deposit is refundable or contingent (i.e., not "hard" money) at the time of termination of the Investor Interest Purchase Agreement, then Investor may draw (or cause to be drawn) on the $300,000 Letter of Credit. In the event that the transactions contemplated by the Acceptable Letter of Intent or the Investor Interest Purchase Agreement shall close, then Investor shall apply the Earnest Money Deposit as a credit against the purchase price at closing, and shall (if the same has theretofore been delivered to Investor) promptly return the $300,000 Letter of Credit to Venturer."

     11. Section 6.2 of the Partnership Agreement is amended by adding the following thereto:

     "Venturer may assign all (but not less than all) of its interest in the Partnership to a "Venturer Entity" (as defined below), with the written consent of Investor, which consent shall not be unreasonably withheld; provided that, (1) no such assignment shall release Venturer from liability to the Partnership or Investor for Venturer's obligations hereunder (including, without limitation, Venturer's deficit funding obligations described in Article V of Exhibit "A" to the Partnership Agreement) whether arising before or after such assignment, and (2) no such assignment shall be permitted hereunder if such assignment would result in a termination or dissolution of the Partnership for state or federal tax purposes. Upon any such permitted assignment by Venturer to a Venturer Entity, the assignee shall be substituted as a Partner hereunder, and shall assume all obligations of Venturer hereunder, whether arising before or after such assignment. "Venturer Entity" means any of the following: (i) Jack, Joel or David; and (ii) partnerships, limited liability companies or corporations controlled by Jack, Joel or David and as to which one or more of Jack, Joel and David own (and thereafter retain) more than 50% of all legal and beneficial interests."

     12. Section 8.1A of the Partnership Agreement is amended by inserting the word "General" in front of the word "Partner".

     13. Section 8.2 of the Partnership Agreement is deleted in its entirety.

     14. Section 8.4 of the Partnership Agreement is amended by deleting the parenthetical phrase (i.e, the phrase, "or Venturer, if Investor is bankrupt or dissolved") from the first sentence of said Section 8.4.

     15. Section 9.1 of the Partnership Agreement is amended to change the addresses for Investor and Venturer to the following:

     "TO INVESTOR:       JMB First Financial Associates
                         c/o JMB Realty Corporation
                         900 North Michigan Avenue
                         Chicago, Illinois 60611
                         Attention:  Gary Nickele

     with copy to:       JMB First Financial Associates
                         c/o JMB Realty Corporation
                         900 North Michigan Avenue
                         Chicago, Illinois 60611
                         Attention:  Glenn Emig

     and with copy to:Pircher, Nichols & Meeks
                         1999 Avenue of the Stars, Suite 2600
                         Los Angeles, California 90067
                         Attention:  Real Estate Notices (PGN)

     "TO VENTURER:       Encino Plaza
                         c/o Financial Management Group, Inc.
                         16830 Ventura Boulevard, Suite 340
                         Encino, California  91436
                         Attention:  Joel Shine

     with copy to:       Mr. Jack Shine
                         c/o Financial Management Group, Inc.
                         16830 Ventura Boulevard, Suite 340
                         Encino, California  91436

     and with copy to:Donald Krentzman, Esq.
                         2049 Century Park East, Suite 1200
                         Los Angeles, California  90067

     and with copy to:Howard Schweitzer, Esq.
                         1265 Willis Street
                         Redding, California  96001"

     16.  The following Section 9.11 is hereby added to the Partnership
Agreement:

          "Section 9.11.  Status of Limited Partner.

          "A. No Participation in Management. Limited Partner shall not participate in the management or control of the Partnership's business, nor shall it transact any business for the Partnership, nor shall it have the power to act for or bind the Partnership, such power being vested solely and exclusively in General Partner.

          "B. Liability of Limited Partner. It is the intent of the parties that the Limited Partner shall have no personal liability whatsoever to the creditors of the Partnership for the debts of the Partnership first incurred after the Conversion Date. However, the foregoing shall not limit the personal liability of Limited Partner for its obligations to the Partnership or to the General Partner under this Agreement or to the Partnership, General Partner or the creditors of the Partnership under any other agreement to which Limited Partner may be a party. In addition, Limited Partner has heretofore been a general partner of the Partnership, and nothing herein shall constitute a representation, warranty, covenant or agreement by General Partner that conversion of this partnership to a limited partnership will insulate Limited Partner or the partners therein from personal liability. General Partner shall have no duty or obligation to indemnify or hold Limited Partner harmless from or against any loss or liability on account of Limited Partner being a partner in the Partnership, or otherwise.

          "C. Dissolution of Limited Partner. The bankruptcy or dissolution of Limited Partner (and, if Limited Partner shall be a natural person, the death or incapacity of Limited Partner) shall not cause a dissolution of the Partnership, but the rights of Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon its personal representative or successor, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. The successor of Limited Partner shall be liable for all the obligations of Limited Partner. However, in no event shall such personal representative or successor become a substituted Limited Partner, except with the prior written consent of General Partner."

     16. Exhibit "A" to the Partnership Agreement (i.e., the Tax Matters exhibit") is amended as follows:

          A. Section 4.2A of said Exhibit "A" is modified by changing the date "November 1st" to "December 1st".

          B. Section 4.2B of said Exhibit "A" is modified by changing the date, "November 20th" to "December 20th".

          C. Section 4.2C of said Exhibit "A" is modified to delete all of the provisions of said 4.2C, and to provide instead, "Intentionally Omitted."

          D. Section 4.2D of said Exhibit "A" is modified to delete all of the provisions of said 4.2D, and to provide instead the following:

               "D. On or before February 28th, Investor will provide Venturer with a first draft of the entire federal and California state income tax returns for the Partnership. Venturer will have five (5) business days after Investor's delivery thereof to Venturer in which to review the same and to raise objections. Venturer's failure to provide specific objections to the federal and California state income tax returns for the Partnership within such five (5) business days period shall constitute Venturer's approval of the same."

          E. Section 4.2F of said Exhibit "A" is hereby deleted in its entirety.


     17. At the election of Venturer or Investor, Investor shall cause the Partnership to make an election under Section 754 of the Internal Revenue Code of 1986, as amended ("Section 754"), provided that the fair market value of the Property at the time of such election under Section 754 exceeds the Partnership's tax basis in the Property.

     18. As further consideration for Investor's execution of this Agreement, each of Venturer and the general partners of Venturer, for itself and its successors and assigns (collectively, the 'Venturer Parties'), as of the date hereof, hereby absolutely and irrevocably waives, releases, and forever discharges Investor, all direct and indirect partners in Investor, and their respective advisors, partners, trustees, officers, shareholders, directors, agents, servants, attorneys, contractors, employees, parent and subsidiary corporations and predecessors-in-interest (collectively the 'Released Parties') from any and all claims, rights, demands, actions, suits, causes of actions, damages, counterclaims, defenses, losses, costs, obligations, liabilities and expenses of every kind or nature (collectively, "Claims"), known or unknown, suspected or unsuspected, fixed or contingent, foreseen or unforeseen, arising out of or relating directly or indirectly to any circumstances or state of facts pertaining or relating to the Partnership, the Business Property, the Partnership Agreement or any loan made to or indebtedness incurred by the Partnership, including, without limitation, claims related to the actions of Investor or its predecessors in connection with the Partnership, the Business Property, the Partnership Agreement or any loan made to or indebtedness incurred by the Partnership, including, without limitation, claims concerning any nonperformance of any agreement or obligation related thereto, or any statements, representations, acts or omissions, intentional, willful, negligent or innocent, by any of the Released Parties in any way connected with, relating to or affecting, directly or indirectly, the Partnership, the Business Property, the Partnership Agreement or any loan made to or indebtedness incurred by the Partnership; provided, however, that the foregoing shall not constitute a release of any of Investor's unaccrued obligations under the Partnership Agreement, as amended hereby.

          Each of the Venturer Parties is aware of the provisions of
Section 1542 of the California Civil Code, which Section reads as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of the Venturer Parties hereby waives the provisions of said Section 1542 of the California Civil Code and the provisions of any similar laws. Each of the Venturer Parties realizes and acknowledges that factual matters now unknown to it may have given or hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and the release provided hereunder has been negotiated and agreed upon in light of that realization.

Each of the Venturer Parties represents and warrants that it has not heretofore assigned, or transferred, or purported to assign or to transfer, to any person or entity, any Claim released hereunder or any portion thereof or interest therein, and each of the Venturer Parties agrees to indemnify, defend and hold the Released Parties harmless from and against any and all such Claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

     As amended hereby, the Partnership Agreement is in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

               JMB FIRST FINANCIAL ASSOCIATES,
               an Illinois general partnership

               By   JMB INCOME PROPERTIES, LTD.-XII,
                    an Illinois limited partnership,
                    General Partner

                    By   JMB REALTY CORPORATION,
                         a Delaware corporation,
                         General Partner

                         By   _____________________
                              Vice President

               By   JMB INCOME PROPERTIES, LTD.-XIII,
                    an Illinois limited partnership,
                    General Partner

                    By   JMB REALTY CORPORATION,
                         a Delaware corporation,
                         General Partner


                         By   _____________________
                              Vice President

                                             "Investor"




               ENCINO PLAZA,
               a California general partnership


               By   ________________________________
                    Jack Shine, Partner


               By   ________________________________
                    Joel Shine, Partner


               By   ________________________________
                    David Bock, Partner
                                                    "Venturer"




                          EXHIBIT "C"

          FORM OF INVESTOR $4,000,000 PROMISSORY NOTE



                          EXHIBIT "D"

              FORM OF PROPERTY PURCHASE AGREEMENT